Exhibit 99.1

CONTACT: Shintaro Asako

Chief Financial Officer

Phone: 858-373-1500

E-mail: info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Sends Letter to Avigen Board of Directors

SAN DIEGO, Calif. – March 12, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today sent the following letter to the Board of Directors of Avigen, Inc.:

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MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

March 12, 2009

Board of Directors

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Dear Members of the Board:

It has now been more than three months since, in December 2008, we made our proposal to Avigen, Inc. and its shareholders regarding a proposed merger between MediciNova, Inc. and Avigen, pursuant to which we offered as consideration a combination of registered MediciNova common stock and shares of a MediciNova convertible security for each share of Avigen common stock outstanding.

Pursuant to our proposal, the convertible security would be convertible, at the election of the Avigen shareholders, into either shares of MediciNova common stock or a pro rata portion of Avigen’s net cash assets. Our goal in making this generous offer at the time of significant public equity market devaluation was to create the basis for a quick and ultimately friendly transaction in which Avigen shareholders had both “downside protection” if the cash election was selected and “upside equity opportunity” if the MediciNova common stock election was selected. Despite this goal, the pace of our discussions with your management team these last three months has been anything but quick.

As you hopefully have been told, there have been very limited interactions between the management teams of our two companies since last December. Specifically, these interactions have related only to the negotiation and execution of a confidentiality agreement, which was ultimately completed last week after over 6 weeks of back-and-forth discussions.

You should know that we have been very disappointed by the fact that your management team consistently has refused to engage in direct negotiations of any kind regarding our merger proposal and, until last Friday night, refused to agree to even one face-to-face meeting (we note for you that, only this past Friday night, your management team finally offered to meet on the following Monday, March 9; however, as key members of our management team were travelling in the US and Japan, this last minute offer was neither feasible nor accommodating to prior scheduling commitments). Frankly, we took this as the equivalent of a “non-offer” offer to meet. By contrast, after a review of your proxy materials filed March 10 and made available Wednesday morning, your management team appears to have engaged in extensive negotiations with at least three other potential bidders for whom, we can only assume, your management team did in fact make itself available for active negotiations.

Based upon these proxy disclosure materials, it is now very clear that your management team is intentionally excluding MediciNova from your “competitive M&A process” as described in your corporate strategy and proxy presentation. Given that it is in the best interests of Avigen’s shareholders for Avigen to foster an active and competitive auction process, we remain extremely puzzled as to why your management team has refused to bring us into this process and instead has adopted this exclusionary posture. For example, during Avigen’s February 11 earnings call, your CEO, Ken Chahine, stated: “We currently have four quality offers, including MediciNova…These are offers that have been vetted…So when we say four offers, I would really consider them quality offers that have already sort of been vetted and been through this criteria. And we’re at various stages of diligence in assessing those.” If our offer is, as Ken Chahine stated, one of the four “quality offers” that have been vetted, why has your management team deliberately excluded MediciNova from the auction process and otherwise refused to engage us in any discussions regarding our proposal?

Why, after more than six weeks and following repeated attempts to request face-to-face meetings and feedback on our proposal, did your management team and its financial advisor, only last Tuesday night (March 10) by letter, send us its first communication regarding preliminary feedback on our proposal? Most disturbing of all, why only last Tuesday night (March 10) by letter were we first informed that, without the benefit of any face-to-face meetings of the management teams, we are now required to submit our final bid proposal by your newly-announced final bid deadline of March 13? Given that your own proxy materials this morning state that the auction process for the sale of Avigen will now occur “no later than the end of 2009,” we have to ask: what is driving this sudden and new-found sense of urgency?

In your proxy materials, you announced that you have received three superior offers in your self-described “competitive M&A process,” and the timeline in your corporate strategy and proxy presentation indicates a “sale or cash distribution” by the end of the fourth quarter of 2009. These statements affirm that you have undertaken a sale of the company, and your fiduciary duties under Delaware law require that you set your singular focus on seeking and attaining the highest value reasonably available to your stockholders. You should be under no doubt that, as members of Avigen’s board of directors, the Delaware corporate law “Revlon” duties impose on you the duty to take immediate and affirmative action in directing your management team to negotiate with MediciNova to confirm whether or not our proposal represents the best financial offer. It is unfortunate that, by choosing not to enter into any substantive negotiations with us, your management team has failed to give due consideration to our proposed transaction that we believe has tremendous benefits for Avigen’s shareholders and is favored by a number of Avigen’s shareholders, including Biotechnology Value Fund and its affiliates, which we understand hold in excess of 29 percent of Avigen’s outstanding common stock.

Going forward, we offer the following two immediate steps to rectify this situation in the interests of our collective shareholders:

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First, we ask that you direct your management team to abide by our previous agreement regarding staged due diligence. As you hopefully have been told, we previously agreed with your management team to execute a confidentiality agreement without a standstill arrangement and proceed with staged due diligence, with the mutual understanding that we would share with one another certain sensitive data regarding ibudilast (which, as you are aware, is in clinical development by both parties for different therapeutic indications) only at the end of our negotiation process if we were in broad agreement on the parameters of a deal.

However, in Tuesday’s letter from your CEO, Ken Chahine very much surprised us when he wrote to say that our mutually-agreed approach to handling the ibudilast due diligence will place us at a disadvantage to other bidders in the auction process and that your CEO is no longer prepared to abide by the due diligence protocol that we thought we had agreed. Despite your CEO’s prior public statements on the February 11 earnings call that Avigen is “at various stages of diligence in assessing” each of the four quality offers, your CEO now tells us that Avigen would review MediciNova’s diligence materials only “if, and when, the time is appropriate.” These actions further evidence your intentional exclusion of MediciNova from your self-described “competitive M&A process.” We ask that this settled protocol of staged diligence not be undone or, worse yet, be used as a reason to exclude us from the auction process.

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Second, we ask that your auction process not be prematurely and arbitrarily terminated to the detriment of Avigen’s shareholders by requiring us to submit a final bid proposal this Friday, March 13. As previously mentioned, we were only first informed of this deadline Tuesday night in a letter from Avigen’s financial advisor. Please know that we are prepared to meet with your management team in person on Wednesday, March 18, and to meaningfully improve our offer in the context of the same type of fully-committed negotiations that your management team clearly appears to have engaged in with the other three bidders. We firmly believe that, if both parties commit the necessary time and resources to explore a business combination, MediciNova will be able to deliver a superior offer.

While this is not the time or place to address all of the various statements in your proxy materials that we read but did not understand (or, in certain cases, did not agree with), we do want to highlight the fact that your management team estimates that the value of the net cash portion of our proposal would amount to $0.91 per share. Based on Avigen’s most recent publicly available information, we simply do not understand how your management team arrived at this value per share while Biotechnology Value Fund estimates this same distribution to be $1.22 per share. Unfortunately, we have not been given any access to Avigen and its month-by-month cash burn rate to accurately assess either of these projections, although we are concerned that the cash burn rate must be much higher than anticipated if your management team’s number were to be directionally accurate. Perhaps if we are given an opportunity to meet face-to-face with your management team, we can all better understand the reasons for this substantial 34% difference in such a basic indicia of value. We hope you agree.

More importantly, your management team continues to misunderstand the value of our offer, which is that Avigen shareholders will have an opportunity to receive up to an estimated 45% of the MediciNova common stock (on a post-conversion basis) and thereby share in the synergies associated with combining our two different and non-competitive therapeutic indications for ibudilast. We believe it is this “equity upside” feature which has attracted the support of Avigen’s leading shareholders, including Biotechnology

Value Fund and not, as your management team has wrongly alleged in its proxy materials, because Biotechnology Value Fund is somehow “working” with or has a personal affinity for MediciNova. We understand that Avigen shareholders will opt for the most attractive offer and we only ask that we be given the same opportunity that Avigen has afforded the three other bidders to deliver our superior offer.

We look forward to your earliest reply to our request for an initial face-to-face meeting with your management team next Wednesday, March 18. In the interest of Avigen shareholders, we think it is critically important not to let this window of opportunity pass.

Sincerely,
Yuichi Iwaki, M.D., Ph.D.
President and Chief Executive Officer

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About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis, and either pursue development independently, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of risks and uncertainties associated with MediciNova’s business and the proposed transaction, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with MediciNova’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MediciNova’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its subsequent periodic reports on Forms 10-Q and 8-K, copies of which may be obtained by contacting MediciNova’s Investor Relations department at (858)373-1500 or at MediciNova’s website at http://www.medicinova.com. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof.

MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement MediciNova, Inc. would file with the SEC if an agreement between MediciNova, Inc. and Avigen, Inc. is reached or any other documents which MediciNova, Inc. may file with the SEC and send to Avigen, Inc. shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF AVIGEN, INC. ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by MediciNova, Inc. through the website maintained by the SEC at http://www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122, USA.

MediciNova, Inc. and its directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction. Information regarding MediciNova, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008, and its proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on April 29, 2008. Other information regarding the participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.